Exhibit (a)(5)(clxiii)

Exhibit

ORACLE

Important Notice Regarding the Tender Offer

This presentation reflects the opinions and beliefs of Oracle Corporation regarding matters related to the tender offer.

Oracle has not obtained the consent of the authors and publications reprinted in this presentation to the use of their material. Certain of the securities analysts whose statements are excerpted are employed by firms that have performed services for Oracle and its affiliates.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003 as amended and restated on November 3, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners Inc., the Information Agent for the offer, or from Oracle Corporation.

ORACLE 1

Summary of Oracle’s Offer

Best and final offer: $24.00 cash per share

$9.2B total fully-diluted value

PeopleSoft stockholders must take action:

Tender shares in the Oracle tender offer by

November 19, 2004, midnight EST

Oracle will withdraw its offer if a majority of the shares are not tendered by this time

ORACLE 2

Oracle’s Offer – A Risk Free Premium Compared to the Alternative

The only alternative to Oracle’s $24 price per share is an uncertain standalone future

Oracle’s Offer:$24 All Cash Premium Offer

Cash in hand

No exit or business execution risk

Generous valuation premium

~ 60% premium to closing price prior to the original offer

Above the 52-week high closing price

Significantly above “unaffected” historical trading multiples

The Alternative: A Declining Value Proposition

PeopleSoft standalone is poorly positioned for the future

PeopleSoft’s documents and testimony reveal deteriorating revenue and earnings prospects

Special deals and other one-time deals have drained the pipeline

J.D. Edwards transaction has failed to deliver shareholder value

Lack of financial credibility

Analysts predict stock decline if Oracle drops its tender offer

ORACLE 3

$24 / Share: Implied Valuation Multiples and Premiums

($ in millions, except per share values)

PeopleSoft

Offer Price $24.00 Market Capitalization $9,182.3 Cash and Short-Term Investments 1,678.4 Enterprise Value 7,503.9

P/E Multiples(1) :

CY ‘04 $0.67 35.8x CY ‘05 0.77 31.2x

Offer Premium to:

Trailing 90-Day Average (through 10/29/04) $18.67 28.5% Closing Price as of Day Before Original Offer (6/5/03) 15.11 58.8%

(1) Forward EPS estimates based on First Call consensus as of 10/29/04.

ORACLE 4

$24 / Share: Significant Premium to Standalone Valuation

Oracle’s offer is a 56% premium to PeopleSoft’s standalone valuation as implied when antitrust clearance was uncertain

Next Twelve Months P/E Multiples February 26, 2004 (DOJ Files Suit) - September 8, 2004 (Day Before U.S. District Court Announces Decision)

32.0x

Implied NTM P/E multiple @ $24 Offer Price (Current): 31.8x

30.0x

9/8/04 28.0x 2/26/04 Day Before U.S. DOJ Files Suit District Court 26.0x Announces Decision

24.0x

22.0x Average: 20.4x

20.0x 18.0x 16.0x 14.0x 12.0x

10.0x

2/26/2004 3/24/2004 4/21/2004 5/18/2004 6/16/2004 7/14/2004 8/10/2004 9/07/2004

Source: First Call through 10/29/04.

ORACLE 5

$24 / Share: Oracle’s Best and Final Offer

Oracle’s current offer on a multiple basis is truly our best offer

Next Twelve Months P/E MultiplesJanuary 2, 2004 - October 29, 2004 (Day Before Final Offer)

32.0x Implied NTM P/E multiple @ $24 Offer Price (Current): 31.8x

30.0x

28.0x Implied NTM P/E multiple @ $26 Offer Price (2/4/04): 27.9x

26.0x

24.0x

Implied NTM P/E multiple @ $21 Offer Price (5/14/04): 22.1x

22.0x 20.0x 18.0x 16.0x

14.0x

1/2/2004 2/10/2004 3/18/2004 4/26/2004 6/02/2004 7/12/2004 8/17/2004 9/23/2004 10/29/04

Source: First Call.

ORACLE 6

A Full, Fair and Final Offer

Daily Closing PricesJanuary 2, 2004 - October 29, 2004 (Day Before Final Offer)

04 $25

Oracle Offer: $24.00

$24 $23 $22 $21 $20

$19 180-day Average: $18.73 (Offer Premium: 28.1%)

$18 90-day Average: $18.67 (Offer Premium: 28.5%) $17 $16

$15

1/2/04 2/5/04 3/10/04 4/13/04 5/14/04 6/18/04 7/22/04 8/24/04 9/27/04 10/28/04

ORACLE 7

PeopleSoft’s Standalone Future is Uncertain

PeopleSoft lacks a coherent business strategy

Reappointed Dave Duffield as CEO after he previously acknowledged he wasn’t qualified

Lost or displaced other critical executives

Admitted to insufficient investment to maintain competitive products

JD Edwards has failed to provide tangible shareholders’ benefits

Consensus EPS estimate for CY’04 today is same as it was before the JDE deal was announced

Management team has lost financial credibility

Pipeline has been exploited using one-time special deals such as golden disks (all-you-can-use software)

Maintenance deteriorating as company sells fixed price 5-to-10 year contracts at steep discounts

Consistently missed guidance provided, and withdrew CY’04 targets in entirety

ORACLE 8

PeopleSoft’s Track Record of Inflated Revenue and Earnings Guidance

CY’04 consensus EPS estimate back to pre-JD Edwards target

PeopleSoft CY2004 Consensus EPS

January 1, 2003 through October 29, 2004

$1.00 $0.90 $0.80 $0.70 $0.60 $0.50 $0.40

1/02/2003 3/10/2003 5/13/2003 7/17/2003 9/19/2003 11/21/2003 1/29/2004 4/02/2004 6/08/2004 8/12/2004 10/15/2004

CY 2004 High $0.91 Low 0.57

$0.68 Current

“I don’t think the Oracle bid is a current issue… certainly our financial projections are not based on any kind of fear or apprehension that could be an impact.”

--Craig Conway, Analyst Day, 9/4/03

PeopleSoft confirms that original guidance for CY’04 cannot be achieved and delays providing updated projections. - Q2 04 Earnings Call, 7/27/04

“2004 Guidance is Highly Achievable - EPS”

- Kevin Parker, PeopleSoft Investor Presentation, March 2004

“As a company, we remain committed to the full year guidance for revenue and pro forma EPS we announced in September and reaffirmed in January.”

--Kevin Parker, Q1 04 Earnings Call, 4/22/04

Source: First Call.

ORACLE 9

PeopleSoft’s Management Team Lacks Financial Credibility

Company has stopped providing relevant financial guidance to the Street

Provided no guidance for Q3 2004

Provided minimal guidance for Q4 2004

PROMISED DELIVERED April 2004 (Q1 Earnings Conference Call)

License Revenue for Q2 2004 $150 - $170 million Actual: $130 million EPS for Q2 2004 $0.20 - $0.22 Actual: $0.14

March 2004 (Investor Presentation)

License Revenue for FY 2004 $700 - $715 million YTD $422.3 million EPS for FY 2004 $0.92 - $0.95 Street Consensus (1): $0.67

September 2003 (Analyst Day)

License Revenue for FY 2004 $700 - $715 million YTD $422.3 million EPS for FY 2004 $0.90 - $0.95 Street Consensus (1): $0.67

(1) Source: First Call as of 10/29/04.

ORACLE 10

Decline of PeopleSoft’s Long-Term Growth Rate

PeopleSoft’s Historical NTM Multiples

PeopleSoft’s Historical NTM Multiples Period NTM P/E

$24 Offer Price 31.8x Last 12 months average 22.8x Last 24 months average 25.8x

24.3%

23.4% Last 36 months average 29.3x

22.9%

21.4%

46.5x 6/6/03 - Oracle announces tender 9/9/04 - Oracle prevails in antitrust 45.9x offer for PeopleSoft lawsuit 10/1/04 - DOJ decides not to appeal antitrust decision 10/26/04 - EU approves the 15.4% transaction

13.8%

13.1% 12.7% 12.2% 12.1% 11.6% 11.6%

31.8x

29.3x 28.9x 28.7x 28.1x 26.3x

24.8x

22.9x 23.2x

18.9x

Q4 ‘01 Q1 ‘02 Q2 ‘02 Q3 ‘02 Q4 ‘02 Q1 ‘03 Q2 ‘03 Q3 ‘03 Q4 ‘03 Q1 ‘04 Q2 ‘04 Q3 ‘04

NTM P/E Consensus EPS Long Term Growth Rate

Average Price $33.09 $34.72 $21.46 $16.00 $17.67 $18.10 $16.11 $17.73 $21.10 $21.28 $18.10 $17.85

Average EPS $0.71 $0.76 $0.67 $0.61 $0.60 $0.65 $0.56 $0.62 $0.85 $0.93 $0.96 $0.77

Source: First Call through 10/29/04.

ORACLE 11

Analysts Believe that a Standalone PeopleSoft is Worth Approx. $15/Share

"The asset value of PeopleSoft's underlying business has deteriorated in the face of a poor market for applications software and the company's inability to deliver the promised returns from the JDEC acquisition... **We rate PeopleSoft Underperform with a $15.50 target price.**"

- Charles J. Di Bona II, Bernstein Research
November 2, 2004

"We believe the range in which PeopleSoft shares would trade if the deal were terminated would be around 20x-25x 05E earnings, representing a **$15-$19 valuation range**."

- Heather Bellini, UBS
November 1, 2004

"If Oracle failed to acquire PeopleSoft and the company operated as a standalone business, **we believe the shares could fall as low as $13-$14**."

- Ross MacMillan, Morgan Stanley
October 22, 2004

"We find it hard to justify that PSFT should garner a premium valuation to those blue-chip firms [referring to its peer group including MSFT]. If we applied a 20x P/E multiple to our FY05 EPS estimate **the shares would trade in the $14-$16 range**."

- Jason Maynard, Merrill Lynch
October 22, 2004

ORACLE

12

Oracle’s Acquisition Rationale

Combination will be more competitive against Microsoft, IBM, SAP and others in EAS and broader technology stack

Access to PeopleSoft customer base and its annuity revenue stream from maintenance

Critical goal to maintain and satisfy customers

Opportunity to sell add-on products and services

Increase R&D investments to accelerate next-generation products

Spread incremental fixed costs over larger customer base

Facilitate higher levels of innovation and increase competitiveness in applications and technology

Low risk acquisition based on planned integration strategy

Accretive to operations excluding amortization

Goal to be GAAP accretive by the end of the second year

ORACLE 13

One Stop Shop in the Technology Arena

	ORACLE	Microsoft	IBM	SAP	open source
Consulting Services	Oracle Consulting	Partners	IBM GlobalServices	SAP Consulting	Partners
Applications	E-Business Suite	Microsoft Business Solutions	Partners	mySAP	Partners
Development Tools	Oracle Tools / J2EE	Visual Studio .NET	Rational / WebSphere	NetWeaver / J2EE	J2EE
Middleware Suite	Application Server 10g	.NET	WebSphere	NetWeaver	JBoss/Apache
Database	Database 10g	MS SQL Server	DB2	MySQL and others	MySQL
Operating System	Linux	Windows	Linux	Linux	Linux

ORACLE

Source: Adapted from Microsoft and IBM documents disclosed during U.S. vs Oracle antitrust trial.

14

PeopleSoft Shareholders: Tender Your Shares by November 19

Get information on Oracle’s tender offer, a copy of today’s slides, and instructions on how to tender at Oracle’s web site:www.oracle.com/peoplesoft

Questions and requests for assistance can be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500, or by e-mail proxy@mackenziepartners.com

Tender shares in the Oracle tender offer by November 19, 2004, midnight EST

Oracle will withdraw its offer if a majority of the shares are not tendered by this time

ORACLE 15